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                                                                   EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




To SeraNova, Inc.:




As independent public accountants, we hereby consent to the use of our report dated March 6, 2000 (except with respect to the first paragraph of Note 13 as to which the date is March 14, 2000, the net income (loss) per share disclosure in
Note 2 as to which the date is May 12, 2000 and the seventh and eighth paragraphs, the first two sentences of the ninth paragraph, and the twelfth paragraph of Note 13 as to which the date is July 14, 2000) and to all references to our Firm included in this registration statement on Form S-1.




                                             /s/ ARTHUR ANDERSEN LLP
                                                 ARTHUR ANDERSEN LLP


Roseland, New Jersey
November 22, 2000